Exhibit 10.1

AMENDED EMPLOYMENT AGREEMENT

This Amended Employment Agreement (“Agreement”), dated as of February 3, 2011, (the “Effective Date”) is made and entered into by and between SeaBright Insurance Company an Illinois domiciled insurance company and wholly-owned subsidiary of SeaBright Holdings, Inc. (collectively, “Employer”), and Scott H. Maw (“Executive”).

WHEREAS, Employer and Executive entered into an Employment Agreement (“EA”) on January 5, 2010, through which Executive agreed to certain terms in exchange for a position of employment with Employer as Senior Vice President and Chief Financial Officer, a copy of which Employment Agreement is attached hereto as Exhibit “A”;

WHEREAS, Employer and its parent company, SeaBright Holdings, Inc., a Delaware Corporation, and all of its subsidiary companies on the one hand, and Executive on the other hand entered into a Confidentiality Agreement (“CA”) on January 5, 2010, through which Executive agreed to maintain the confidentiality of Employer’s Proprietary Information and through which Executive acknowledged Employer’s ownership of certain intellectual property, a copy of which Confidentiality Agreement is attached hereto as Exhibit “B”;

WHEREAS, Executive continues in his position of Senior Vice President and Chief Financial Officer without change or interruption; and

WHEREAS, Executive and Employer now wish to terminate and supersede their respective obligations under the January 5, 2010 EA and the January 5, 2010 CA, and to be bound by the terms of this Agreement.

NOW THEREFORE, in consideration of the foregoing recitals, which shall constitute a part of this Agreement, and of the mutual promises contained herein, and intending to be legally bound, the parties agree as follows:

1.         PERIOD OF EMPLOYMENT.  Executive will be employed by Employer on an at will basis subject to the provisions of Section 4.

2.         POSITION AND RESPONSIBILITIES.

(a)       Position.  Executive accepts continued employment with Employer as Senior Vice President and Chief Financial Officer and shall perform all services appropriate to that position, as well as such other services as may be assigned by Employer.  Executive shall devote his best efforts and full-time attention to the performance of his duties.  Executive shall be subject to the direction of Employer, which shall retain full control of the means and methods by which he performs the above services and of the place(s) at which all services are rendered.  Executive shall be expected to travel if necessary or advisable in order to meet the obligations of his position.

(b)        Other Activity.  Except upon the prior written consent of Employer, Executive (during the Period of Employment) shall not (i) accept any other employment; or (ii) engage, directly or indirectly, in any other business, commercial, or professional activity (whether or not pursued for pecuniary advantage) that is competitive with Employer, creates a conflict of interest with Employer, or otherwise interferes with the business of Employer or any Affiliate (and shall immediately cease any such ongoing activity that becomes so competitive, begins to create such a conflict or begins to interfere with the business of Employer or any Affiliate).  An “Affiliate” shall mean any person or entity that directly or indirectly controls, is controlled by, or is under common control with Employer.

3.          COMPENSATION AND BENEFITS.

(a)        Salary.  In consideration of the services to be rendered under this Agreement, Employer shall pay Executive per year (“Base Salary”) of $350,000, payable in regular installments in accordance with Employer’s general payroll policies for salaried employees, in effect from time to time.  All compensation and comparable payments to be paid to Executive under this Agreement shall be less all applicable withholdings required by law.  Executive’s Base Salary will be reviewed for market and performance adjustments within ninety (90) days of the beginning of each calendar year during the Period of Employment by Employer’s Board of Directors (the “Board”) and may be adjusted after such review in the Board’s sole discretion.

(b)        Bonus.  Executive will be eligible to receive an annual bonus in a target amount equal to 65% of Executive’s Base Salary, earned as of December 31st of each year, based upon achievement by Executive and achievement by Employer of performance criteria and other goals established by the Board (after consultation with Employer) on an annual basis prior to the commencement of each calendar year or as soon as reasonably practicable thereafter.  The bonus payable in respect of any given year during the Period of Employment shall be paid within thirty (30) days following the delivery of Employer’s annual audited statutory financial statements for such year.  Executive must be employed by Employer on the last day of the calendar year for which any bonus relates in order to receive any such bonus hereunder.  The target amount of Executive’s bonus as set forth above will be reviewed for market and performance adjustments within sixty-five (65) days of the beginning of each calendar year during the Period of Employment by the Board and may be adjusted after such review in the Board’s sole discretion.  For the Bonus Plan Year 2011 only, Employer guarantees a minimum bonus paid of 65% payable on or before March 15, 2011.  Such grant is subject to approval by the Compensation Committee of SeaBright’s Board.

(c)         Benefits.  Executive shall be entitled to vacation leave in accordance with Employer’s standard policies for salaried employees, in effect from time to time.  As Executive becomes eligible, he shall have the right to participate in and to receive benefits from all present and future benefit plans specified in Employer’s policies and generally made available to salaried employees of Employer from time to time.  The amount and extent of benefits to which Executive is entitled shall be governed by the specific benefit plan, as amended.  Executive also shall be entitled to any benefits or compensation tied to termination as described in Section 4.  Employer reserves the ability, in its sole discretion, to adjust benefits provided to Executive in connection with the adjustment of benefits to salaried employees.  No statement concerning benefits or compensation to which Executive is entitled shall alter in any way the term of this Agreement, any renewal thereof, or its termination.

(d)          Expenses.  Employer shall reimburse Executive for reasonable travel and other business expenses incurred by Executive in the performance of his duties, subject to reasonable documentation thereof and in accordance with Employer’s policies in effect from time to time.

(e)          Restricted Stock.  Effective February 23, 2010 (the date of grant), Employer granted Executive 44,445 shares of restricted stock (which equaled $500,006 on the date of grant), awarded pursuant to SeaBright Holdings, Inc.’s Amended and Restated 2005 Long-Term Equity Incentive Plan.  22,223 shares of such restricted stock grant will vest twelve months from the date of grant.  If Executive terminates his employment with Employer on a voluntary basis within 36 months of his employment date, those 22,223 shares of restricted stock are subject to Executive’s termination dated repayment to Employer, in cash or shares of stock, of $250,009 (100% of the shares’ value, calculated as their dollar value at the date of the grant).  The grant of the remainder 22,222 shares of restricted stock will vest on the third anniversary of the date of grant.   For the 2010 performance year only, Executive is also entitled to a restricted stock and an incentive stock option award guarantee with a total value of $350,000, such award to be 75% restricted stock and 25% incentive stock options.  This Agreement contemplates that the foregoing restricted stock and incentive stock option awards totaling $350,000 will be made in the first quarter of calendar year 2011, subject to the approval of the Compensation Committee, with the restricted stock cliff vesting in 2014 and the incentive stock options vesting ratably over 4 years.   In addition to the foregoing, on the Effective Date execution of this Agreement, an additional amount of restricted stock will be granted equal in value to $500,000, using the closing price on the Effective Date. The equivalent value of $250,000 (50%) of the restricted stock will vest on the date of grant and the remaining $250,000 (50%) of the total $500,000 value of restricted stock will cliff vest on the third anniversary of the date of grant. If Executive terminates his employment with Employer on a voluntary basis within 36 months of the Effective Date, the restricted stock which vested on the Effective Date of this Agreement is subject to Executive’s termination dated repayment to Employer of 100% of the value, calculated as the dollar value of the shares at the date of the grant or the replacement of the actual shares. All shares of restricted stock and incentive stock options are granted on the terms and conditions pursuant to a Restricted Stock Agreement and a Stock Option Grant Agreement, and pursuant to the Company’s 2005 Long-Term Equity Incentive Plan (the “2005 Plan”) which, as amended and restated as of May 18, 2010, is attached to and incorporated into this Agreement as Exhibit C.  In connection with such grants, Executive executed and delivered to Employer counterparts to the Restricted Stock Agreement in form and substance as set forth in Exhibit C attached hereto, entered into by and among SeaBright Holdings, Inc. and all of its restricted stock and stock option grantees.

(f)          Withholding.  Any and all payments made pursuant to this Agreement shall be subject to all withholding required in accordance with applicable federal, state or local law.

4.           TERMINATION OF EMPLOYMENT.

(a)         By Employer Without Cause.  At any time, Employer may terminate Executive without Cause (as defined below), effective as of the date specified in a written notice from Employer to Executive.  Employer may discipline or demote Executive with or without Cause and with or without prior notice.  Employer may discipline, demote, or dismiss Executive as provided in this Section 4 notwithstanding anything to the contrary contained in or arising from any statements, policies or practices of Employer relating to the employment, discipline, or termination of its employees.  If Executive’s employment with Employer is terminated by Employer without Cause, Executive shall be entitled to continue to receive his Base Salary payable in regular installments as special severance payments from the date of termination for a period of twelve (12) months thereafter, or until Executive obtains other employment (but with it being understood that Executive shall be under no duty to seek alternative employment during the Severance Period), whichever first occurs (the “Severance Period”), if and only if Executive has executed and delivered to Employer the General Release substantially in form and substance as set forth in Exhibit D attached hereto and only so long as Executive has not revoked or breached the provisions of the General Release or breached the provisions of this Agreement or any ancillary agreement and does not apply for unemployment compensation chargeable to Employer during the Severance Period, and Executive shall not be entitled to any other salary, compensation or benefits after termination of the Period of Employment, except as specifically provided for in Employer’s employee benefit plans or as otherwise expressly required by applicable law (such as COBRA).  Notwithstanding anything to the contrary contained in this Section 4(a), in the event Executive breaches the provisions of this Agreement or any ancillary agreement, the severance amounts payable by Employer under this Section 4(a) shall not terminate unless and until more than ten (10) days have elapsed from and after the date written notice of such breach has been delivered to Executive without such breach having been cured during such 10-day period.

(b)         By Employer For Cause.  At any time, and without prior notice (except as otherwise provided in the definition of Cause set forth below), Employer may terminate Executive for Cause.  Employer shall pay Executive all compensation then due and owing; thereafter, all of Employer’s obligations under this Agreement shall cease.  Termination shall be for “Cause” if Executive: (i) is inattentive to his lawful duties after at least one written notice has been provided to Executive and Executive has failed to cure the same within a 30-day period thereafter; (ii) reports to work under the influence of alcohol or illegal drugs, or uses illegal drugs (whether or not at the workplace); (iii) engages in  conduct causing the Employer  public disgrace or disrepute or economic harm; (iv) breaches his duty of loyalty to Employer or engages in any acts of dishonesty or fraud with respect to Employer or any of its business relations; (v) is convicted of a felony or any crime involving dishonesty, breach of trust, or physical or emotional harm to any person (or enters a plea of guilty or nolo contendere with respect thereto); (vi) breaches any material term of this Agreement, any ancillary agreement or any other agreement between Executive and Employer or any of their Affiliates and such breach (if capable of cure) is not cured within thirty (30) days following written notice thereof from Employer, except that Executive acknowledges that a breach of his obligations under Section 2(b) of this Agreement cannot be cured; (vii) is insubordinate; (viii) engages in improper conduct towards any employee or agent of Employer or Employer's Affiliates; or (ix) is terminated for substandard performance.  For purposes of this Agreement, “substandard performance” shall be defined as willful refusal to perform or substantial disregard of duties properly assigned by Employer or their Affiliates.  The Board shall give Executive written notice of the Board’s concern over Executive’s performance, and Executive shall have thirty (30) days to prepare for a meeting with the Board, at which time Executive may present any information on market competitive conditions and any other factors bearing on his and Employer’s performance.  After consideration of these and such other factors as the Board may deem relevant, if a majority of the Board determines in good faith that Employer’s future performance would be best served by a change in management, the Board may terminate Executive’s employment for “substandard performance” following the expiration of such 30-day period.

(c)          Voluntary Termination by Executive.  At any time, Executive may terminate his employment for any reason, with or without cause, by providing Employer at least thirty (30) days’ advance written notice.  Employer shall have the option, in its complete discretion, to make Executive’s termination effective at any time prior to the end of such notice period.  On the date of such termination, Employer shall pay Executive all compensation then due and owing through such date; and, thereafter, all of Employer’s obligations under this Agreement shall cease.

(d)          Termination Upon Death or Permanent Disability.  Executive’s employment with Employer shall also terminate upon Executive’s death or permanent mental or physical disability or other incapacity (as determined by the Board in its good faith judgment).  Upon any such termination, Employer shall pay Executive (or Executive’s estate or legal representative or guardian) all compensation then due and owing; thereafter, all of Employer’s obligations under this Agreement shall cease.

(e)          Termination of Compensation.  Except as otherwise expressly provided herein, all of Executive’s rights to salary, bonuses, employee benefits and other compensation hereunder which would have accrued or become payable after the termination or expiration of the Period of Employment shall cease upon such termination or expiration, other than those expressly required under applicable law (such as COBRA).

(f)           Termination Obligations.

(i)           Executive agrees that all property, including, without limitation, all equipment, tangible Proprietary Information (as defined below), documents, books, records, reports, notes, contracts, lists, computer disks (and other computer-generated files and data), and copies thereof, created on any medium and furnished to, obtained by, or prepared by Executive in the course of or incident to his employment, belongs to Employer and shall be returned promptly to Employer upon termination of the Period of Employment.

(ii)          All employee and other benefits to which Executive is otherwise entitled shall cease upon Executive’s termination, unless explicitly continued either under this Agreement or under any specific written policy or benefit plan of Employer.

(iii)         Upon termination of the Period of Employment, Executive shall be deemed to have resigned from all offices and directorships then held with Employer or any Affiliate.

(iv)         The representations and warranties contained in this Agreement and Executive’s obligations under this Section 4(f) shall survive the termination of the Period of Employment and the expiration of this Agreement.

(g)         For sixty (60) days following any termination of the Period of Employment, Executive shall cooperate in a reasonable manner with Employer in all matters relating to the winding up of pending work on behalf of Employer and the orderly transfer of work to other employees of Employer.  At all times following any termination of the Period of Employment, Executive shall also cooperate in the defense of any action brought by any third party against Employer that relates in any way to Executive’s acts or omissions while employed by Employer; provided that Employer shall reimburse Executive for his reasonable out-of-pocket expenses after being provided with reasonable documentation of such expenses.

5.           NONCOMPETITION.  Executive acknowledges and agrees with Employer that Executive’s services to Employer are unique in nature and that Employer’s goodwill would be irreparably damaged if Executive were to provide similar services to any person or entity competing with Employer or engaged in a similar business.  Executive accordingly covenants and agrees with Employer that:

(a)           Commencing with the termination of Executive’s employment with Employer for any reason and continuing for 1 year from said termination date (the “Non-Competition Period”), Executive shall not directly or indirectly, either for himself or for any other individual, corporation, partnership, joint venture or other entity, participate in any business (including, without limitation, any division, group or franchise of a larger organization) anywhere in the world which engages or which proposes to engage in the promotion, service, underwriting, issuance or sale of insurance policies providing United States Longshoremen and Harbor Worker’s coverage,  other coverage under the Jones Act,  State Act workers’ compensation insurance, related workers’ compensation or similar insurance or reinsurance, or any alternative dispute resolution insurance or which engages in or proposes to engage in  any other business hereafter conducted by Employer or its Affiliates prior to Executive’s termination (collectively, the “USL&H Business”).  For purposes of this Agreement, the term “participate in” shall include, without limitation, having any direct or indirect interest in any corporation, partnership, joint venture or other entity, whether as a sole proprietor, owner, stockholder, partner, joint venturer, creditor or otherwise, or rendering any direct or indirect service or assistance to any individual, corporation, partnership, joint venture and other business entity (whether as a director, officer, manager, supervisor, employee, agent, consultant or otherwise).  Without limiting the generality of the foregoing, Executive agrees that during the Non-Competition Period he will not, directly or indirectly, either for himself or for any other individual, corporation, partnership, joint venture or other entity, form or acquire any insurance company licensed to write or service USL&H Business.

(b)           If, at any time of enforcement of this Agreement, a court or arbitrator shall hold that the duration, scope or area restrictions, stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographic area reasonable under such circumstances shall be substituted for the stated period, scope or geographic area reasonable under such circumstances and that the court shall be allowed and directed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.

(c)           In the event of an alleged breach or violation by Executive of Section 5 of this Agreement during the 1 year Non-Competition Period beginning on the date of Executive’s termination and continuing for 1 year thereafter, the period of Executive’s non-competition shall be tolled until such alleged breach or violation has been duly cured.

(d)           Executive agrees that the restrictions contained in this Section 5 are reasonable and that Executive has received adequate and valuable consideration in exchange therefore.

6.           NONSOLICITATION.  Commencing with the termination of Executive’s employment with Employer for any reason, and continuing for 1 year from said termination date, Executive shall not directly or indirectly induce or attempt to induce any employee of Employer to leave the employ of Employer or their Affiliates, or in any way interfere with the relationship between Employer or their Affiliates and any employee thereof (other than through general advertisements for employment not directed at employees of Employer).

7.           NONDISCLOSURE AND NONUSE OF PROPRIETARY INFORMATION.

(a)         Executive shall not disclose or use at any time, either during his employment with Employer or thereafter, any Proprietary Information (as defined below) of which Executive is or becomes aware, whether or not such information is developed by him, except to the extent that such disclosure or use is directly related to and required by Executive’s performance of duties assigned to Executive by Employer.  Executive shall take all appropriate steps to safeguard Proprietary Information and to protect it against disclosure, misuse, espionage, loss and theft.  The foregoing shall not, however, prohibit disclosure by Executive of Proprietary Information that has been published in a form generally available to the public prior to the date Executive proposes to disclose such information.  Information shall not be deemed to have been published merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination.

(b)         As used in this Agreement, the term “Proprietary Information” means all information of a confidential or proprietary nature (whether or not specifically labeled or identified as “confidential”), in any form or medium, that relates to or results from the business, historical or projected financial results, products, services or research or development of Employer or their Affiliates or their respective suppliers, distributors, customers, independent contractors or other business relations.  Proprietary Information includes, but is not limited to, the following:  (i) internal business information (including, without limitation, historical and projected financial information and budgets and information relating to strategic and staffing plans and practices, business, training, marketing, promotional and sales plans and practices, cost, rate and pricing structures and accounting and business  methods); (ii) identities of, individual requirements of, specific contractual arrangements with, and information about, Employer’s and their Affiliates’ suppliers, distributors, customers, independent contractors or other business relations and their confidential information; (iii) trade secrets, technology, know-how, compilations of data and analyses, techniques, systems, formulae, research, records, reports, manuals, flow charts, documentation, models, data and data bases relating thereto; (iv) computer software, including, without limitation, operating systems, applications and program listings; (v) inventions, innovations, ideas, devices, improvements, developments, methods, processes, designs, analyses, drawings, photographs, reports and all similar or related information (whether or not patentable and whether or not reduced to practice); (vi) copyrightable works; (vii) intellectual property of every kind and description; and (viii) all similar and related information in whatever form.

8.           EMPLOYER’S OWNERSHIP OF INTELLECTUAL PROPERTY.

(a)         In the event that Executive at any time during the term of his employment, and at anytime during said term including during non-working hours and when Executive is engaged in activity outside the course and scope of his employment with Employer, generates, authors, conceives, develops, acquires, makes, reduces to practice or contributes to any idea, discovery, trade secret, invention, innovation, improvement, development, method of doing business, process, program, design, analysis, drawing, report, data, software, firmware, logo, device, method, product or any similar or related information (whether or not patentable or reduced to practice or comprising Proprietary Information), any copyrightable work (whether or not comprising Proprietary Information) or any other form of Proprietary Information which is related to Employer’s business or actual or demonstrably anticipated research or development (collectively, “Intellectual Property”), Executive acknowledges that such Intellectual Property is and shall be the exclusive property of Employer.  Any copyrightable work prepared in whole or in part by Executive shall be deemed “a work made for hire” to the maximum extent permitted under Section 201(b) of the 1976 Copyright Act as amended, and Employer shall own all of the rights comprised in the copyright therein.  Without limiting the generality of the foregoing, Executive hereby assigns his entire right, title and interest in and to all Intellectual Property to Employer.  Executive shall promptly and fully disclose all Intellectual Property to Employer and shall cooperate with Employer to protect Employer’s interests in and rights to such Intellectual Property (including, without limitation, providing reasonable assistance in securing patent protection and copyright registrations and executing all documents as reasonably requested by Employer, whether such requests occur prior to or after termination of Executive’s employment with Employer).

(b)         Notwithstanding the foregoing, however, Employer shall not own and Executive shall have no obligation to assign to Employer any invention otherwise falling within the definition of Intellectual Property for which no equipment, supplies, facility, or trade secret information of Employer was used and that was developed entirely on Executive’s own time, unless:  (i) such Intellectual Property relates (A) to Employer’s business or (B) to their actual or demonstrably anticipated research or development, or (ii) the Intellectual Property results from any work performed by him for them under this Agreement.  Executive has identified and described in detail on an attachment hereto initialed by each of the undersigned party’s or their authorized representatives, all Intellectual Property that is or was owned by him or was written, discovered, made, conceived or first reduced to practice by him alone or jointly with another person prior to his employment under this Agreement.  If no such Intellectual Property is listed, Executive represents to Employer that he does not now nor has he ever owned, nor has he made, any such Intellectual Property.

9.           ARBITRATION.

(a)         Arbitrable Claims.  To the fullest extent permitted by law, all disputes between Executive (and his attorneys, successors, and assigns) and Employer (and their Affiliates, shareholders, directors, officers, employees, agents, successors, attorneys, and assigns) of any kind whatsoever, including, without limitation, all disputes relating in any manner to the employment or termination of Executive, and all disputes arising under this Agreement (“Arbitrable Claims”) shall be resolved by arbitration.  All persons and entities specified in the preceding sentence (other than Employer and Executive) shall be considered third-party beneficiaries of the rights and obligations created by this Section on Arbitration.  Arbitrable Claims shall include, but are not limited to, contract (express or implied) and tort claims of all kinds, as well as all claims based on any federal, state, or local law, statute, or regulation, excepting only claims under applicable workers’ compensation law and unemployment insurance claims.  By way of example and not in limitation of the foregoing, Arbitrable Claims shall include (to the fullest extent permitted by law) any claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, and the Rev. Code of Washington Sections 49.45.010 et seq. and 49.60.010 et seq., as well as any claims asserting wrongful termination, harassment, breach of contract, breach of the covenant of good faith and fair dealing, negligent or intentional infliction of emotional distress, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, defamation, invasion of privacy, and claims related to disability.

(b)         Procedure.  Arbitration of Arbitrable Claims shall be in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association, as amended (“AAA Employment Rules”), as augmented in this Agreement.  Arbitration shall be initiated by providing notice to the other party in accordance with the notice provisions included in Paragraph 11.  The notice of initiating arbitration shall also include a statement of the claim(s) asserted and the facts upon which the claim(s) are based.  Arbitration shall be final and binding upon the parties and shall be the exclusive remedy for all Arbitrable Claims.  Either party may bring an action in court to compel arbitration under this Agreement and to enforce an arbitration award.  Otherwise, neither party shall initiate or prosecute any lawsuit or administrative action in any way related to any Arbitrable Claim.  Notwithstanding the foregoing, either party may, at its option, seek injunctive relief with a federal court in the State of Washington or state court in King County, Washington.  All arbitration hearings under this Agreement shall be conducted in King County, Washington.  The decision of the arbitrator shall be in writing and shall include a statement of the essential conclusions and findings upon which the decision is based.  THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JURY IN REGARD TO ARBITRABLE CLAIMS, INCLUDING WITHOUT LIMITATION ANY RIGHT TO TRIAL BY JURY AS TO THE MAKING, EXISTENCE, VALIDITY, OR ENFORCEABILITY OF THE AGREEMENT TO ARBITRATE.

(c)         Arbitrator Selection and Authority.  All disputes involving Arbitrable Claims shall be decided by a single arbitrator.  The arbitrator shall be selected by mutual agreement of the parties within thirty (30) days of the effective date of the notice initiating the arbitration.  If the parties cannot agree on an arbitrator, then at each party’s own expense, each party shall select an interim arbitrator and those two interim arbitrators will collaborate to select one arbitrator who will hear the claim.  The arbitrator who will hear the claim must have at least ten (10) years of experience with the subject matter at issue (i.e., employment law), be a member of the State Bar of Washington, actively engaged in the practice of law or arbitration or a retired Judge from the State of Washington.  The interim arbitrators shall select the arbitrator within thirty (30) days from the date of the notice that the parties were unable to agree upon an arbitrator.  The interim arbitrators shall thereafter have no further jurisdiction over the matter.  The arbitrator shall have only such authority to award equitable relief, damages, costs, and fees as a court would have for the particular claim(s) asserted.  The fees of the arbitrator shall be paid by the non-prevailing party.  If the allocation of responsibility for payment of the arbitrator’s fees would render the obligation to arbitrate unenforceable, the parties authorize the arbitrator to modify the allocation as necessary to preserve enforceability.  The arbitrator shall have exclusive authority to resolve all Arbitrable Claims, including, but not limited to, whether any particular claim is arbitrable and whether all or any part of this Agreement is void or unenforceable.

(d)         Confidentiality.  All proceedings and all documents prepared in connection with any Arbitrable Claim shall be confidential and, unless otherwise required by law, the subject matter thereof shall not be disclosed to any person other than the parties to the proceedings, their counsel, witnesses and experts, the arbitrator, and, if involved, the court and court staff.  All documents filed with the arbitrator or with a court shall be filed under seal.  The parties shall stipulate to all arbitration and court orders necessary to effectuate fully the provisions of this subsection concerning confidentiality.

(e)         Continuing Obligation.  The rights and obligations of Executive and Employer set forth in this Section 9 shall survive the termination of Executive’s employment and the expiration of this Agreement.

10.        EXECUTIVE’S REPRESENTATIONS.  Executive hereby represents and warrants to Employer that (i) the execution, delivery and performance of this Agreement by Executive does not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound, (ii) Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity and (iii) upon the execution and delivery of this Agreement by Employer, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms.

11.         NOTICES.  Any notice or other communication under this Agreement must be in writing and shall be effective upon delivery by hand, or three (3) business days after deposit in the United States mail, postage prepaid, certified or registered, and addressed to the Employer or to Executive at he corresponding address below.  Executive shall be obligated to notify Employer in writing of any change in his address.  Notice of change of address shall be effective only when done in accordance with this Section.

              Employer’s Notice Address:

SeaBright Insurance Company
1501 4th Avenue, Suite 2600
Seattle, WA  98101
Attn:  President
Facsimile:  (206) 269-8901

              Executive’s Notice Address:

Scott H. Maw
[ADDRESS]

12.         ACTION BY EMPLOYER.  All actions required or permitted to be taken under this Agreement by Employer, including, without limitation, exercise of discretion, consents, waivers, and amendments to this Agreement, shall be made and authorized only by the chief executive officer of Employer.

13.         INTEGRATION.  This Agreement is intended to be the final, complete, and exclusive statement of the terms of Executive’s employment by Employer.  This Agreement supersedes all other prior and contemporaneous agreements and statements, whether written or oral, express or implied, pertaining in any manner to the employment of Executive, and it may not be contradicted by evidence of any prior or contemporaneous statements or agreements.  To the extent that the practices, policies, or procedures of Employer, now or in the future, apply to Executive and are consistent with the terms of this Agreement, the provisions of this Agreement shall control.

14.         AMENDMENTS; WAIVERS.  This Agreement may not be amended except by an instrument in writing, signed by each of the parties.  No failure to exercise and no delay in exercising any right, remedy, or power under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power under this Agreement preclude any other or further exercise thereof, or the exercise of any other right, remedy, or power provided herein or by law or in equity.

15.         ASSIGNMENT; SUCCESSORS AND ASSIGNS.  Executive agrees that he will not assign, sell, transfer, delegate, or otherwise dispose of, whether voluntarily or involuntarily, or by operation of law, any rights or obligations under this Agreement.  Any such purported assignment, transfer, or delegation shall be null and void.  Nothing in this Agreement shall prevent the consolidation of Employer with, or its merger into, any other entity, or the sale by Employer of all or substantially all of its assets, or the assignment by Employer of any rights or obligations under this Agreement.  Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, legal representatives, successors, and permitted assigns, and shall not benefit any person or entity other than those specifically enumerated in this Agreement.

16.         SEVERABILITY.  If any provision of this Agreement is held by an arbitrator or a court of competent jurisdiction to be invalid, unenforceable, or void, the remaining provisions of this Addendum and the Employment Agreement shall remain in full force and effect.

17.         ATTORNEYS’ FEES.  In any legal action, arbitration, or other proceeding brought to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs.

18.         GOVERNING LAW.  This Agreement shall be governed by and construed in accordance with the law of the State of Washington.

19.         INTERPRETATION.  This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party.  By way of example and not in limitation, this Agreement shall not be construed in favor of the party receiving a benefit nor against the party responsible for any particular language in this Agreement.  Captions are used for reference purposes only and should be ignored in the interpretation of this Agreement.

20.         EMPLOYEE ACKNOWLEDGMENT.  Executive acknowledges that he has had the opportunity to consult legal counsel in regard to this Agreement, that he has read and understands this Agreement, that he is fully aware of its legal effect, and that he has entered into it freely and voluntarily and based on his own judgment and not on any representations or promises other than those contained in this Agreement.  Executive acknowledges and agrees that the restrictions contained in Section 5 of this Agreement are reasonable and that Executive has received adequate and valuable consideration in exchange therefore.

21.         CODE SECTION 409A COMPLIANCE.

(a)         The intent of the parties is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.  To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Executive and Employer of the applicable provision without violating the provisions of Code Section 409A.  In no event whatsoever shall Employer be liable for any additional tax, interest or penalty that may be imposed on Executive by Code Section 409A or damages for failing to comply with Code Section 409A.

(b)        A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amount or benefit upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”  Notwithstanding any other payment schedule provided herein to the contrary, if Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered “nonqualified deferred compensation” under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall be made on the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of Executive’s “separation from service,” and (B) the date of Executive’s death, to the extent required under Code Section 409A.  Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Executive in a lump sum, and all remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(c)         To the extent that severance payments or benefits pursuant to this Agreement are conditioned upon the execution and delivery by Executive of a release of claims, Executive shall forfeit all rights to such payments and benefits unless such release is signed and delivered (and no longer subject to revocation, if applicable) within sixty (60) days following the date of Executive’s termination of employment.  If the foregoing release is executed and delivered and no longer subject to revocation as provided in the preceding sentence, then the following shall apply:

(i)           To the extent that any such cash payment or continuing benefit to be provided is not “nonqualified deferred compensation” for purposes of Code Section 409A, then such payment or benefit shall commence upon the first scheduled payment date immediately following the date that the release is executed, delivered and no longer subject to revocation (the “Release Effective Date”).  The first such cash payment shall include payment of all amounts that otherwise would have been due prior to the Release Effective Date under the terms of this Agreement applied as though such payments commenced immediately upon Executive’s termination of employment, and any payment made thereafter shall continue as provided herein.

(ii)          To the extent that any such cash payment or continuing benefit to be provided is “nonqualified deferred compensation” for purposes of Code Section 409A, then such payments or benefits shall be made or commence upon the sixtieth (60th) day following Executive’s termination of employment.  The first such cash payment shall include payment of all amounts that otherwise would have been due prior thereto under the terms of this Agreement had such payments commenced immediately upon Executive’s termination of employment, and any payment made thereafter shall continue as provided herein.

(d)         To the extent that any expense reimbursement or in-kind benefit under this Agreement constitutes “non-qualified deferred compensation” for purposes of Code Section 409A, (i) such expense or other reimbursement hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive, (ii) any right to reimbursement or in-kind benefits will not be subject to liquidation or exchange for another benefit, and (iii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(e)         For purposes of Code Section 409A, Executive’s right to receive installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.  Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of Employer.

(f)          Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement  that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

(g)         Unless this Agreement provides a specified and objectively determinable payment schedule to the contrary, to the extent that any payment of base salary or other compensation is to be paid for a specified continuing period of time beyond the date of Executive’s termination of employment in accordance with Employer’s payroll practices (or other similar term), the payments of such base salary or other compensation shall be made upon such schedule as in effect upon the date of termination, but no less frequently than monthly.

(h)         Any annual bonus payable to Executive in accordance with the provisions of Section 3(b) hereof shall be paid in the calendar year following the calendar year to which such bonus relates at the same time bonuses are paid to other senior executive officers of Employer generally.

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The parties have duly executed this Agreement as of the date first written above.

EXECUTIVE

By:
Scott H. Maw

SEABRIGHT INSURANCE COMPANY

By:
John G. Pasqualetto Its: CEO

Exhibit A

Revised Offer of Employment Letter Dated January 4, 2010

Exhibit A is incorporated by reference to Exhibit 10.1 to the Form 8-K (File No. 001-34204), filed February 9, 2010.

Exhibit B

CONFIDENTIALITY AGREEMENT

This AGREEMENT (this “Agreement”) is made as of ____________________, between SeaBright Holdings, Inc., a Delaware corporation and all its subsidiary companies (collectively, the “Company”), and Scott H. Maw (“Employee”).

RECITALS

The Company and Employee desire to enter into an agreement defining (among other things) the relative rights of the Company and Employee with respect to Intellectual Property (as defined below) owned by the Company or any of its subsidiaries or its customers or clients to which Employee may have access or may contribute as a result of Employee's employment with the Company.

Among the consideration being provided to Employee in exchange for Employee's obligations hereunder is the offer of new employment that has been made to Employee by the Company's principal subsidiary contemporaneously with the execution and delivery of this Agreement.

AGREEMENTS

In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Employee hereby agree as follows:

1. Nondisclosure and Nonuse of Proprietary Information.

(a) Employee shall not disclose or use at any time, either during Employee's employment with the Company or any of its subsidiaries or thereafter, any Proprietary Information (as defined below) of which Employee is or becomes aware, whether or not such information is developed by Employee, except to the extent that such disclosure or use is directly related to and required by Employee's performance of duties assigned to Employee by the Company or any of its subsidiaries.  Employee shall take all appropriate steps to safeguard Proprietary Information and to protect it against disclosure, misuse, espionage, loss and theft.  The foregoing shall not, however, prohibit disclosure by Employee of Proprietary Information that has been published in a form generally available to the public prior to the date Employee proposes to disclose such information.  Information shall not be deemed to have been published merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination.

(b) As used in this Agreement, the term "Proprietary Information" means all information of a confidential or proprietary nature (whether or not specifically labeled or identified as "confidential"), in any form or medium, that relates to or results from the business, historical or projected financial results, products, services or research or development of the Company or its subsidiaries or their respective suppliers, distributors, customers, independent contractors or other business relations.  Proprietary Information includes, but is not limited to, the following:  (i) internal business information (including historical and projected financial information and budgets and information relating to strategic and staffing plans and practices, business, training, marketing, promotional and sales plans and practices, cost, rate and pricing structures and accounting and business methods); (ii) identities of, individual requirements of, specific contractual arrangements with, and information about, the Company's or any of its subsidiaries' suppliers, distributors, customers, independent contractors or other business relations and their confidential information; (iii) trade secrets, technology, know-how, compilations of data and analyses, techniques, systems, formulae, research, records, reports, manuals, flow charts, documentation, models, data and data bases relating thereto; (iv) computer software, including operating systems, applications and program listings; (v) inventions, innovations, ideas, devices, improvements, developments, methods, processes, designs, analyses, drawings, photographs, reports and all similar or related information (whether or not patentable and whether or not reduced to practice); (vi) copyrightable works, (vii) intellectual property of every kind and description, and (viii) all similar and related information in whatever form.

2. The Company's Ownership of Intellectual Property.  In the event that Employee during the term of Employee's employment by the Company or any of its subsidiaries generates, authors, conceives, develops, acquires, makes, reduces to practice or contributes to any idea, discovery, trade secret, invention, innovation, improvement, development, method of doing business, process, program, design, analysis, drawing, report, data, software, firmware, logo, device, method, product or any similar or related information (whether or not patentable or reduced to practice or comprising Proprietary Information), any copyrightable work (whether or not comprising Proprietary Information) or any other form of Proprietary Information (collectively, "Intellectual Property"), Employee acknowledges that such Intellectual Property is and shall be the exclusive property of the Company  or such subsidiary.  Any copyrightable work prepared in whole or in part by Employee shall to be deemed "a work made for hire" to the maximum extent permitted under Section 201(b) of the 1976 Copyright Act as amended, and the Company shall own all of the rights comprised in the copyright therein.  Without limiting the foregoing, Employee hereby assigns Employee's entire right, title and interest in and to all Intellectual Property to the Company.  Employee shall promptly and fully disclose all Intellectual Property to the Company and shall cooperate with the Company to protect the Company's interests in and rights to such Intellectual Property (including, without limitation, providing reasonable assistance in securing patent protection and copyright registrations and executing all documents as reasonably requested by the Company, whether such requests occur prior to or after termination of Employee's employment with the Company).

3. Delivery of Materials Upon Termination of Employment.  As requested by the Company from time to time and upon the termination of Employee's employment with the Company for any reason, Employee shall promptly deliver to the Company all copies and embodiments, in whatever form, of all Proprietary Information and Intellectual Property in Employee's possession or within Employee's control (including, but not limited to, written records, notes, photographs, manuals, notebooks, documentation, program listings, flow charts, magnetic media, disks, diskettes, tapes and all other materials containing any Proprietary Information or Intellectual Property) irrespective of the location or form of such material and, if requested by the Company, shall provide the Company with written confirmation that all such materials have been delivered to the Company.

4. Notices.  Any notice provided for in this Agreement must be in writing and must be either personally delivered, mailed by first class mail (postage prepaid and return receipt requested) or sent by reputable overnight courier service (charges prepaid) to the recipient at the address below indicated:

To the Company:
SeaBright Holdings, Inc.
1501 4th Avenue Suite 2600
Seattle, Washington 98101
Attn: President
Telephone: (206) 269-8500
Telecopy:   (206) 269-8903

To the Employee:
Scott Maw
[Address]

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party.  Any notice under this Agreement shall be deemed to have been given when so delivered or sent or, if mailed, five days after deposit in the U.S. mail.

5. General Provisions.

(a) Company Definition.  For purposes of Sections 1, 2, 3 and 5(b) and (c) of this Agreement, the term "Company" shall include all subsidiaries and affiliates of the Company.

(b) Not an Employment Agreement.  Employee and the Company acknowledge and agree that this Agreement is not intended and should not be construed to grant Employee any right to continued employment with the Company or to otherwise define the terms of Employee's employment with the Company.

(c) Absence of Conflicting Agreements.  Employee hereby warrants and covenants that (i) Employee's employment by the Company and Employee's execution, delivery and performance of this Agreement do not and shall not result in a breach of the terms, conditions or provisions of any agreement, instrument, order, judgment or decree to which Employee is subject, (ii) Employee is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any person or entity other than the Company or any of its subsidiaries and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Employee, enforceable in accordance with its terms.

(d) Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

(e) Complete Agreement.  This Agreement, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

(f) Counterparts.  This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

(g) Successors and Assigns.  Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the Company and Employee and their respective successors and assigns; provided that the rights and obligations of Employee under this Agreement may not be assigned or delegated without the prior written consent of the Company.

(h) Choice of Law.  All questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits hereto shall be governed by the internal law, and not the law of conflicts, of the State of Washington.

(i) Remedies.  Each of the parties to this Agreement shall be entitled to enforce its rights under this Agreement specifically, to recover damages and costs (including reasonable attorneys fees) caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that Employee's breach of any term or provision of this Agreement shall materially and irreparably harm the Company, that money damages shall accordingly not be an adequate remedy for any breach of the provisions of this Agreement by Employee and that the Company in its sole discretion and in addition to any other remedies it may have at law or in equity may apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

(j) Amendment and Waiver.  The provisions of this Agreement may be amended and waived only with the prior written consent of the Company and Employee.

*    *    *    *    *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

SEABRIGHT HOLDINGS, INC.
By Gene Gerrard Its AVP, Human Resources

Employee: Scott Maw

Exhibit C

Amended and Restated 2005 Long-Term Equity Incentive Plan

Exhibit C is incorporated by reference to Exhibit 10.1 to the Form 8-K (File No. 001-34204), filed May 24, 2010.

Exhibit D

General Release

I, __________________________, in consideration of and subject to the performance by SeaBright Insurance Company, an Illinois domiciled company (together with its subsidiaries, the “Company”), of its obligations under the Amended Employment Agreement, dated as of ___, 2011 (the “Agreement”), do hereby release and forever discharge as of the date hereof the Company and their Affiliates and all present and former directors, officers, agents, representatives, employees, successors and assigns of the Company and its affiliates and the Company’s direct or indirect owners (collectively, the “Released Parties”) to the extent provided below.

1.
I understand that any payments or benefits paid or granted to me under Section 4(a) of the Agreement represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled.  I understand and agree that I will not receive the payments and benefits specified in Section 4(a) of the Agreement unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter or breach this General Release.  Such payments and benefits will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or its affiliates.  I also acknowledge and represent that I have received all payments and benefits that I am entitled to receive (as of the date hereof) by virtue of any employment by the Company.

2.
Except as provided in Paragraph 4 below and except for the provisions of my Employment Agreement which expressly survive the termination of my employment with the Company, I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counterclaims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date this General Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, may have, which arise out of or are connected with my employment with, or my separation or termination from, the Company (including, but not limited to, any allegation, claim or violation, arising under:  Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including, without limitation, the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state and local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of Employer; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, or defamation; or any claim for costs, fees, or other expenses, included (without limitation) attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”).

3.	I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by Paragraph 2 above.

4.
I agree that this General Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this General Release.  I acknowledge and agree that my separation from employment with the Company in compliance with the terms of the Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

5.
In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied.  I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including, without limitation, those relating to unknown and unsuspected Claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied.  I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement.  I further agree that in the event I should bring a Claim seeking damages against the Company, or in the event I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims.  I further agree that I am not aware of any pending charge or complaint of the type described in Paragraph 2 as of the execution of this General Release.

6.	I represent that I am not aware of any claim by me other than the claims that are released by this Agreement.

7.
I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

8.
I agree that I will forfeit all amounts payable by the Company pursuant to the Agreement if I challenge the validity of this General Release.  I also agree that if I violate this General Release by suing the Company or the other Released Parties, I will pay all costs and expenses of defending against the suit incurred by the Released Parties, including (without limitation) reasonable attorneys’ fees, and return all payments received by me pursuant to the Agreement.

9.
I agree that this General Release is confidential and agree not to disclose any information regarding the terms of this General Release, except to my immediate family and any tax, legal or other counsel I have consulted regarding the meaning or effect hereof or as required by law, and I will instruct each of the foregoing not to disclose the same to anyone.

10.
Any non-disclosure provision in this General Release does not prohibit or restrict me (or my attorney) from responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the National Association of Securities Dealers, Inc. (NASD), any other self-regulatory organization or governmental entity.

11.
I agree to reasonably cooperate with the Company in any internal investigation or administrative, regulatory, or judicial proceeding.  I understand and agree that my cooperation may include, but not be limited to, making myself available to the Company upon reasonable notice for interviews and factual investigations; appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process; volunteering to the Company pertinent information; and turning over to the Company all relevant documents which are or may come into my possession all at times and on schedules that are reasonably consistent with my other permitted activities and commitments.  I understand that in the event the Company asks for my cooperation in accordance with this provision, the Company will reimburse me solely for reasonable travel expenses, including, without limitation, lodging and meals, upon my submission of receipts.

12.
I agree not to disparage the Company, its past and present investors, officers, directors or employers or its affiliates and to keep all confidential and proprietary information about the past or present business affairs of the Company and its affiliates confidential unless a prior written release from the Company is obtained.  I further agree that as of the date hereof, I have returned to the Company any and all property, tangible or intangible, relating to its business, which I possessed or had control over at any time (including, but not limited to, company-provided credit cards, building or office access cards, keys, computer equipment, manuals, files, documents, records, software, customer database and other data) and that I shall not retain any copies, compilations, extracts, excerpts, summaries or other notes of any such manuals, files, documents, records, software, customer database or other data.

13.
Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims (i) arising out of any breach by the Company or by any Released Party of the Agreement after the date hereof (ii) to indemnification for which I may be entitled to as a former officer or director of the Company under their respective charter and/or bylaws and/or other constituent documents so long as I am otherwise entitled to be indemnified as authorized thereunder.

14.
Whenever possible, each provision of this General Release shall be interpreted in, such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

(i)	I HAVE READ IT CAREFULLY;

(ii)
I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963; THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

(iii)	I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

(iv)	I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION, I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

(v)
I HAVE HAD AT LEAST TWENTY-ONE (21) DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE SUBSTANTIALLY IN ITS FINAL FORM ON ________________, 20__, TO CONSIDER IT AND THE CHANGES MADE SINCE THE ________________, 20__ VERSION OF THIS RELEASE ARE NOT MATERIAL AND WILL NOT RESTART THE REQUIRED 21-DAY PERIOD;

(vi)	THE CHANGES TO THE AGREEMENT SINCE ________________, 20__ EITHER ARE NOT MATERIAL OR WERE MADE AT MY REQUEST.

(vii)	I UNDERSTAND THAT I HAVE SEVEN (7) DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

(viii)	I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

(ix)	I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

Signature:	Date:
                                                 Scott H. Maw